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               [United Bankshares, Inc. News Release Letterhead]



               UNITED REVISES ESTIMATED FOURTH QUARTER EARNINGS

     United Bankshares, Inc. (NASDAQ:UBSI) today revised its earnings estimate for the fourth quarter of 1998. Operating earnings will be distorted by merger-related and one-time charges associated with the merger of Fed One Bancorp, Inc. completed during the fourth quarter. The estimated annual earnings are also distorted by the same type charges in connection with the merger of George Mason Bankshares, Inc. in the second quarter.

     United's 1998 earnings after the merger distortions were estimated to be $1.17 per share for 1998 and $0.29 per share for the fourth quarter.

     United has warehoused loans for a third party. The third party was unable to repurchase the loans, and as a result, United anticipates that it will take a FAS 115 accounting adjustment on these loans which will reduce reported fourth quarter and 1998 earnings per share estimates by $0.15. These loans are on a performing status. Analysts are forecasting record earnings for 1999, and on a core earnings basis United continues to be one of the highest performing regional banking companies in the country.

     The year 1998 represents the twenty-fifth consecutive year of dividend increases for United shareholders. United's assets exceed $4.5 billion, and there are 79 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C.



               [United Bankshares, Inc. News Release Letterhead]